Exhibit 4.9

Date: 27/12/20

To:

Cognyte Technologies Israel Ltd. (the “Company”)

Dear Madam/Sir,

At your request, we hereby notify you that we, Bank Leumi Le-Israel B.M. (hereinafter - the “Bank”) will be willing subject to the conditions precedent below to provide you with a credit in an overall sum of up to US$50,000,000 (Fifty Million US Dollars) (hereinafter - the “CF”) to commence no earlier than February 1, 2021 for general corporate purposes, subject to all the terms and conditions set forth below in this letter:

In addition, the Bank shall have provided prior to the date of this letter and shall from time to time continue to provide to the Company at its request and at the Bank’s discretion, issuance of bank guarantees, foreign exchange and hedging transactions (and related credit and securitization) and overdraft credit frameworks as shall be agreed between the Bank and the Company (“Other Services”). Each of the Other Services shall be provided subject to the specific terms agreed for such services and the General Account Terms (prior to the termination of the CF – as amended by the GAT Amendment) and compliance with the Covenants Letter (subject to the first paragraph of Section 11 of the Covenants Letter) and the Negative Pledge (until termination of the CF), and secured by the Guarantee.

In other words, the entry into force of this letter is not intended to impact the Other Services and the terms that apply thereto, except to define them as a group of services and to agree that the Covenants Letter, the Negative Pledge and the Guarantee (as such terms are defined below) shall also apply in relation thereto.

As of the Commencement Date, the Covenants Letter will replace a prior letter of covenants dated on or about July 29, 2019, a copy of which is attached as Schedule F hereto (“Previous Covenants Letter”). Upon termination of the CF, the Covenants Letter (subject to the first paragraph of Section 11 of the Covenants Letter) and the Guarantee shall continue to apply to the Other Services until such time as the parties may agree to replace or remove it, however the Negative Pledge shall terminate with the termination of the CF.

1.	The Credit Facility

1.1	The credit facility that is provided will be allocated as follows:

A CF of up to US$50,000,000 (Fifty Million US Dollars) shall be made available to the Company for a term of 3 years commencing on the Commencement Date as defined below (“CF Term”). The Company shall be eligible to draw any amount under the CF in multiple drawings at any time. Each drawing shall be for a period of one month or a shorter period as may be indicated by the Company under the applicable draw-down request (“CF Loan”). The aggregate principal amount of the CF Loans outstanding at any time shall not exceed the amount of the CF. All outstanding amounts under the CF together with all accrued and unpaid interest thereon shall be immediately due and payable upon expiry of the CF Term.

The CF Term shall commence at the later to occur of February 1, 2021 or the fulfillment of the conditions precedent set out in Section 5 below (the “Commencement Date”). If the conditions precedent shall not be satisfied by March 31, 2021, this letter shall terminate and the offer to make the Credit available hereunder shall be withdrawn.

Each draw-down request shall be provided to the Bank, at least 3 business days prior to the requested draw-down date, using the Bank’s Request to Receive Credit form (in the Bank’s standard form in Hebrew). It is clarified that the provisions set out on the back of such form shall not apply to the CF to the extent they conflict with this letter, the Covenants Letter, the Negative Pledge or the General Terms of Operation of Account signed by the Company in favor of the Bank on 27/12/20, as amended by the GAT Amendment.

Interest

The CF Loan shall bear interest at an annual rate equal to one month LIBOR + 1.55% per annum. If the LIBOR rate is ever below zero, LIBOR will be deemed to be zero. Interest on the outstanding amount under each CF Loan shall accrue on a daily basis and shall be paid by the Borrower on the maturity date of the CF Loan.

For the purpose of this document, “LIBOR” (London Interbank Offered Rate) means the interest rate at which the London inter-bank market offers inter-bank deposits in the currency of the credit for a period equal to the interest period, as quoted at or about 11:00 (London time) and published by Thomson Reuters News Service.

In any event that (a) the methodology, formula and/or other means of determining LIBOR has, in the opinion of the Bank acting in good faith, materially changed; (b) in accordance with the instruction or recommendation of the central bank and/or any regulator and/or other supervisory authority, or anybody appointed by them, relevant to either the benchmark for the relevant currency and/or the Bank (hereinafter: the “Authorized Body”) and/or according to a statement or publication of the Administrator of LIBOR or as a result of the insolvency of the Administrator, LIBOR is expected to permanently cease to be published and/or to serve as a benchmark interest rate ; or (c) in the opinion of the Bank acting in good faith, LIBOR no longer represents the interest rate benchmark acceptable in the market for the relevant currency and period, then the Bank shall notify the Borrowers thereof (hereinafter: the “Notice of Replacement”) and following the period of time which will be specified in the Notice of Replacement (hereinafter: the “Notice Period”), the LIBOR rate shall be replaced by a new interest rate (hereinafter: the “Alternative Interest Rate Benchmark”) in accordance with the instructions of the Authorized Body, if any. In the event that no such instructions shall be given, the LIBOR rate shall be replaced by the Alternative Interest Rate Benchmark as shall be determined by the Bank for all its customers with regards to credits in the same currency and for the same period, and in accordance with acceptable market practice, all subject to amendments and/or adjustments required as a result of such replacement including, but not limited to, any increase/decrease that the Bank shall apply in connection with the replacement of LIBOR if the Alternative Interest Rate Benchmark is a risk- free interest rate.

2.	Collateral

2.1

The provision of any credit and/or banking services hereunder and its continued maintenance will be subject to the condition that, to secure repayment of all your debts and performance of all your obligations to the Bank hereunder or in connection herewith, the following collateral is created and registered in favor of the Bank by Cognyte Software Ltd. (“Top Company”) and you:

2.1.1	a general negative pledge in the form attached hereto as Schedule A (the “Negative Pledge”);

2.2	In addition, the provision of any credit and/or banking services hereunder and its continued maintenance will also be conditional upon performance of all the following obligations:

2.2.1

you shall sign, vis-à-vis the Bank, a letter of covenants together with Top Company including inter alia financial covenants, on the terms and conditions and in form attached hereto as Schedule B (the “Covenants Letter”);

2.2.2	Top Company shall sign a continuing guarantee unlimited in amount to secure all your debts and obligations to the Bank in form attached hereto as Schedule C (the “Guarantee”).

3.	Additional Terms and Conditions for the Provision of the Credit

In addition to the aforesaid, the provision of the credit hereunder, in whole or in part, and its continued maintenance, will be conditional upon fulfillment of all the additional conditions set forth below:

3.1

You shall sign and furnish to us, in reasonable promptness upon our demand, all the documents and approvals required in our discretion in good faith, in the form acceptable to us in good faith, for the purpose of providing the Credit and creating the collateral and obligations detailed above. None of such additional documents is intended to be contradictory to the terms of this letter the Covenants Letter, the Negative Pledge or the Guarantee. If any such document shall impose on Top Company or Company new liabilities, execution thereof shall be subject to their consent not to be unreasonably withheld.

3.2

The Bank and Company will enter into an amendment to the General Account Terms, which shall only apply in relation to the CF and the CF Loans and shall expire upon termination of the CF, in form attached hereto as Schedule D (the “GAT Amendment”).

3.3

In the Bank’s opinion formed in good faith: there is no impediment and/or restriction pursuant to the law to providing the credit, including, but not only, an impediment pursuant to the directives of the Bank of Israel or any other competent authority and/or there is no change preventing, prohibiting or restricting the Bank’s possibilities for providing the credit, including any change in the law, or a change deriving from a requirement, directive or request given or addressed by the Bank of Israel or by any another competent authority.

3.4

For the avoidance of doubt only, it is clarified that the continued maintenance of the CF hereunder is subject to all the Bank’s rights and subject to all your obligations pursuant to the documents signed by you in connection herewith and/or pursuant to any relevant law, and the provisions of this letter do not howsoever derogate from the Bank’s rights and/or from your obligations pursuant to any other document signed by you in favor of the Bank, provided, however, that if and to the extent a contradiction exists in relation to the CF between the provisions hereof and any provision in any other document executed and/or to be executed by the Company or Top Company in favor of the Bank, including, without limitation, the General Account Terms, the provisions hereof shall prevail.

4.	Commission

You hereby undertake to pay us the following commission:

4.1	Unutilization Fee

A non-refundable yearly Unutilization Fee of 0.4% on amounts eligible for draw-down but undrawn under the CF, during the period commencing on the Commencement Date and ending on earlier of the expiration of the CF Term and the termination hereof in accordance with the below provisions, calculated on a daily basis and payable on a monthly basis on the last day of the applicable calendar month.

4.2	Legal Fees

Legal Fees in the amount of US$20,000 (Twenty Thousand US Dollars) to be paid on the Commencement Date (but in any event no later than February 28, 2021).

5.	Conditions Precedent

The entry into force of the CF envisaged by this letter is subject to the following conditions precedent:

5.1	The Company completing the planned split from its current parent company (the “Current Parent”) to Top Company, a new indirect parent company (the “Split”), by no later than February 28, 2021.

5.2

Discharge of the pledge of the Company’s shares and any other pledge over the Company’s assets, if exists, in favour of that certain syndicate, in the framework of a syndicated loan granted by certain foreign lenders to the Current Parent (the “Syndicated Loan”).

5.3	Release of the Company from the covenants it is obliged to meet in the framework of the Syndicated Loan.

5.4	Execution of the Covenants Letter and the Negative Pledge by the Company, receipt of corporate approvals and confirmation by counsel to the Company.

5.5	The Top Company is in compliance with the financial covenants (Sections 2.1-2.3 of the Covenants Letter as of the Commencement Date.

5.6

The Company shall prior to the Commencement Date provide to the Bank a certificate of compliance signed by the Company’s CEO/CFO confirming the Company’s compliance with the conditions precedent stated in sections 5.1 – 5.5 herein, in form attached hereto as Schedule E (the “Compliance Certificate”).

6.	Termination

6.1	The Company shall be entitled to terminate the CF and/or CF Loan(s) at any time and repay all amounts due to Bank hereunder under any CF Loan without payment of early prepayment fees.

6.2

Upon termination of the CF (either early or upon expiry of its term), the Company’s (and Top Company’s) obligations under the Guarantee shall survive such termination, but the Company’s (and Top Company’s) obligations under the Negative Pledge shall terminate.

6.3	The specific amendments to the General Account Terms made solely in relation to the CF and for its duration, and shall terminate upon termination of the CF as aforesaid.

7.

The Company’s rights pursuant hereto may not be transferred or assigned in any way to any third party. This letter or any part thereof may only be presented to another entity after receipt of our prior written approval.

8.

Notwithstanding the foregoing, if by and including December 31, 2020 you do not return to us a copy of this letter countersigned by you below, signifying your agreement to comply with all the terms, conditions and obligations provided herein, our offer to provide the CF will become null and void and the Bank will not be under any obligation to provide the CF.

Yours faithfully,

/s/ Delia Pekelman

/s/ O. Steinberg

Bank Leumi le-Israel B.M.

Date: 27/12/20

Bank Leumi le-Israel B.M.

Dear Sir/Madam,

We hereby confirm our agreement to the above and to entering into the above commitment letter and instruct you to debit our bank account maintained with you with the fees and commissions specified in Section 4 above on the applicable dates provided for therein.

/s/ David Abadi /s/ Meir Talbi

Cognyte Technologies Israel Ltd.

I, the undersigned, Lior Davidovich, the lawyer acting for Cognyte Technologies Israel Ltd. (the “Borrower”), hereby confirm that the above signature composition binds the Borrower, and I confirm that the board of directors of the Borrower approved that the entry into this commitment letter by the Borrower by way of unanimous written resolution that was duly passed in accordance with the law and with the articles of association of the Borrower, and that the same have been duly signed by the directors of the Borrower.

27.12.2			/s/ Lior Davidovich, Adv.
Date	Name	Surname	Signature

Schedule A

Negative Pledge

Attached.

Name of Corporation Cognyte Technologies Israel Ltd.          Registration No.

Address:                                                                                                        Zip Code:

To: Bank Leumi le-Israel B.M.	Date: 27/12/20

Re: Corporate Resolution

We are pleased to advise you that as per a written resolution of the Board of Directors of Cognyte Technologies Israel Ltd. (hereinafter “the Corporation”), a legal entity registered with the Registrar of Companies, under Registration No. 512704867, adopted on 27/12/20, the following Resolutions were passed:

(Clauses that are not relevant should be deleted)

1.	Receipt of a loan/credit

1.1.

To receive from Bank Leumi le-Israel B.M. (“the Bank”), a loan or credit in the amount of US$50,000,000 (Fifty Million US Dollars), on such terms to be agreed with the Bank, in addition to all other banking facilities that the Bank has granted and may grant the Corporation at any time.

There shall serve as security for the loan/credit all securities and collateral given or to be given, from time to time, to the Bank by or on behalf of the Corporation.

1.2

The Corporation agreed to the term of a letter of intent dated 27/12/20 and undertake to act pursuant thereto and to pay the fees referred to therein, whether the balance in our account is a credit balance or a debit balance, or whether it goes into a debit balance as a result of this charge.

2.	Letter of Covenants

To issue a letter of covenants in favor of the Bank together with Cogntye Software Ltd. in the text annexed hereto and forming an integral part hereof in accordance with which the Corporation provides various undertakings, including, but not limited to, an undertaking in respect Financial Covenants, an undertaking not to allow a change in control of the Corporation, maintaining equity, an undertaking not to effect a merger, an undertaking to furnish to the Bank financial reports of Cognyte Software Ltd. and additional reports, not to issue Bearer Securities, undertakings toward third parties, undertaking not to significantly change our type of business, all as more fully detailed in the letter.

3.	Undertakings

3.1	Negative Pledge Undertaking

It was resolved that the Corporation shall sign an undertaking towards the Bank, according to which, inter alia, the Corporation undertakes not to pledge, sell, transfer, nor undertake to pledge, sell or transfer any of its assets (except for sales and transfers in the ordinary course of business) in favour of any third party, without the Bank’s prior written consent.

4.	Authorised Signatories

To confirm to the Bank that:

4.1

The persons authorised to operate the Corporation’s accounts at all times, are authorised to sign in the name of the Corporation the letter of covenants/loan/credit/Undertakings and Covenants documents in connection with the above resolutions, in the Bank’s customary form, together with all instruments and documents required in the opinion of the Bank in order to give effect to the loans and creditsguarantees/undertakings and covenants in connection with the above reolutions (“the Document” or “the Documents”).

4.2	**In addition to the provisions of paragraph 4.1 above, the following persons are authorised to individually/ sign the Documents on behalf of the Corporation:

Name	I.D. No.

Name	I.D. No.

Name	I.D. No.

(** If you intend to authorise additional signatories who are not the usual signatories of the Corporation, you must set out their details and the manner in which they will sign.)

5.

For the avoidance of doubt it is hereby clarified that if the date of the meeting is later than the date of the signing of any of the documents mentioned above or required hereunder, the resolutions relating the signing of such document shall be deemed to be resolutions ratifying the signing thereof.

6.

We hereby confirm that the above Resolutions were duly passed in accordance with the documents of incorporation of the Corporation. We hereby give the Bank the instructions and notices contained in the above Resolutions and request the Bank to act in accordance with such instructions and notices.

/s/ Meir Talbi	Yours faithfully, /s/ David Abadi
Director	Secretary

(*** If the Corporation is a Partnership- each of the Partners must sign this Resolution.)

06.19	page 1 of 2	1. to branch 2. to customer	621-29

I, the undersigned, Ziv Levi, Advocate, of Cognyte Technologies Israel Ltd. (“the Corporation”) hereby confirm that the written resolution of the Board of Directors dated 27/12/20, was duly adopted, and that the above Resolutions were duly passed in accordance with the documents of incorporation of the Corporation, and were signed by the Directors. I confirm that all resolutions, reports, disclosures and procedures required by Part Six of the Companies Law, 5759-1999, to the extent required, were complied with.

Furthermore, I hereby confirm that the Corporation has not created a first degree floating charge over its assets and has not created any prior pledges whatsoever which restrict the creation of the above Pledges or derogate from their priority, as a first degree pledge.

Name:	Ziv Levi	Date:	27/12/20	Signature of Lawyer:	/s/ Ziv Levi

Clauses that are not relevant should be deleted

06.19	page 2 of 2	1. to branch 2. to customer	621-29

To:	Date: 27/12/20

Bank Leumi le-Israel B.M.

General Negative Pledge

Whereas we, the undersigned, have received and/or are about to receive in the future credits and/or other banking facilities from Bank Leumi le-Israel B.M. (“the Bank”), all pursuant to that certain commitment letter dated 27/12/20, as shall be amended, replaced and extended from time to time in accordance with its terms (the “Credit” and the “Credit Agreement”, respectively); and

Whereas the Bank has received and/or will receive from us various undertakings and guarantees in favour of the Bank or for its benefit in order to secure the Credit; and

Whereas as one of the conditions for granting the Credit, the Bank has required that we sign this document, to which we have agreed.

NOW, THEREFORE, we hereby declare and undertake towards you as follows:

(1)

Not to pledge or charge and not to undertake to pledge or charge, in any manner whatsoever and for any reason whatsoever, any of our assets whatsoever and/or any part thereof, existing now or in the future, in favour of any third party whomsoever, without receiving the Bank’s prior written consent, other than the following: (i) Existing Liens (as defined below), and (ii) future cash collaterals (i.e., cash deposits at financial institutions) not exceeding, in the aggregate (together with any remaining existing cash collaterals), an amount of US$ 52,000,000.

(2)

Not to sell or transfer in any manner whatsoever (other than sales in the ordinary course of business, including grant of non-exclusive licenses in connection with our intellectual property on market terms) any of our assets whatsoever and/or any part thereof, existing now or in the future, to any third party whomsoever, without receiving the Bank’s prior written consent, except within the framework of the exceptions mentioned under clause (1) above.

(3)

We declare that as at the date hereof there are no pledges whatsoever over our assets and we have made no undertaking in favour of any third party to create such pledges, other than (i) in favour of the Bank, (ii) as set forth in the extract from the registrar of companies attached hereto as Schedule A, and (iii) existing cash collaterals (i.e., cash deposits at financial institutions, which were created prior to the date of the Credit) (collectively, the “Existing Liens”).

(4)

We shall provide you with reasonable advance written notice, of our intentions to undertake towards any third party whomsoever, including but without limitation, within the framework of an issuance of shares, obligations that limit or may reasonably limit in any manner whatsoever, our rights to create security obligations in favour of the Bank which are required or shall be from time to time required for the securing of existing and/or anticipated credit and/or banking services and/or under the Credit Agreement and/or the Other Services (the latter term as defined under the Credit Agreement). We are aware that such undertakings towards third parties may cause termination or a reduction in the Credit frameworks prior to the expiration and/or termination of the obligation to grant the Credit, as were provided or may have been provided under the Credit Agreement, and we hereby agree to such terms.

(5)

We shall provide you with reasonable advance written notice, regarding our intentions to accept upon ourselves, towards any third party whomsoever, including without limitation, within the framework of an issuance of shares, financial covenants which if breached would confer, or may confer, upon such third party, the right to demand immediate repayment of our debt.

“Initials appear here”

1. To branch / 2. To customer 03.11 608-46

The undertakings mentioned above shall remain in effect for as long as there are due or become due to you from us any amounts on account of the Credit and/or for as long as the undertakings and guarantees in your favour or for your benefit pursuant to the Credit Agreement shall remain in effect.

In any event of a breach of any of our above undertakings, in whole or in part, then, in addition to any other remedy available to you under any law or under any other undertaking of ours to you included or becoming included in any document whatsoever, such breach shall be deemed a breach of the provisions of the Credit Agreement and you shall be entitled to demand the immediate repayment of all or part of our debts and undertakings to you as provided in the General Terms of Operation of Account signed by the Company in favor of the Bank on 27/12/20

For the avoidance of doubt, the above does not derogate from our obligations to you under any document whatsoever and/or by law, and the above does not derogate from any event available to you, now or in the future, entitling you to demand immediate repayment, under any document whatsoever and/or by law.

Yours faithfully,

Name	I.d. no./Reg. No.	Date	Signature

Cognyte Technologies Israel Ltd.	51-270486-7	27/12/20	/s/ David Abadi /s/ Meir Talbi

“Initials appear here”

1. To branch / 2. To customer 03.11 608-46

Schedule B

Covenants Letter

Attached.

To:	Bank Leumi le-Israel B.M.

(hereinafter the “Bank”)

Date: 27/12/20

Dear Sirs,

Whereas as one of the conditions for the granting of loans, credits or other banking services to us and the receipt of various undertakings and guarantees from us, the undersigned Cognyte Technologies Israel Ltd. (the “Company”) and its ultimate parent company, Cognyte Software Ltd. (‘‘Top Company”), all in connection with that certain binding letter of intent executed by Bank in favor of Company on or about the date hereof (the “Commitment Letter”), and the Other Services (as defined in the Commitment Letter and incorporated herein by reference), you have requested that we issue this letter of covenants and we have agreed to do so;

Now therefore we hereby declare and undertake as follows:

1	Definitions

“Interested Party”	As defined in the Securities Law, 5728-1968

“Financial Reports”	unless referring specifically to a different company, shall mean the annual and quarterly financial reports of Top Company, on a consolidated basis, as published by Top Company in accordance with US Generally Accepted Accounting Principles (US GAAP) including inter alia, a balance sheet, a profit and loss statement, a cash flow statement, a statement of changes in equity, and such other reports or notes as may be required by US GAAP and/or by any authority.

“Funded Debt”	the sum of all of Top Company’s (on a consolidated basis) obligations for borrowed money, including indebtedness evidenced by a written obligation to repay money, purchase money indebtedness including conditional sales or other title-retention agreements and indebtedness in respect of capitalized lease obligations, less subordinated debts.

“Equity”	as presented in the Financial Reports, prepared in accordance with US GAAP, equity relates to the shareholders of the Top Company.

“Total Assets”	as defined in the Financial Reports.

“EBITDA”	as reported and evaluated in the Financial Reports. In the case of consolidated Financial Reports, prepared in accordance with US GAAP and excluding (i.e., before taking into account): Stock-based compensation expenses, Acquisitions expenses net, Restructuring expenses, Separation expenses, Impairment charges, Other extraordinary adjustments, Depreciation and Amortization.

“Initials appear here”

“Subsidiary”, “Related Company”	as defined in the Securities Law, 5728-1968.

“control”	as defined in the Securities Law, 5728-1968.

“year”; “quarter”	shall mean (unless explicitly provided otherwise here) fiscal year and fiscal quarter (respectively) of Company and/or Top Company (as applicable), and ‘yearly’ and ‘quarterly’ shall be interpreted accordingly.

2	Financial Covenants

We agree that the provision of credit and banking services granted to Company and/or guaranteed by us in connection with the Commitment Letter and the Other Services, and the continuation thereof, shall be subject to Top Company fulfilling, on the relevant end of quarter, or (where so stated) end of month, measurement day (to be examined commencing on the end of the quarter or month (as applicable) during which the Commencement Date (as defined in the Commitment Letter) shall occur), each of the following Financial Covenants:

Leverage (Capital Structure)

2.1	The Top Company’s consolidated Equity shall be not lower than USD 200,000,000 (Two Hundred Million USD) and not lower than 30% of the Top Company’s consolidated Total Assets.

If there is a deviation in a particular quarter, this shall not be considered a breach of this covenant, if in the following quarter the Top Company is in compliance with the covenant.

Profit Ratio

2.2

The ratio of Top Company’s annual consolidated of Funded Debt to EBITDA shall not exceed 3.5, which shall be measured each quarter, taking into account one year backwards from the end of quarter measurement day.

It is clarified that during the first year following the Commencement Date (as defined in the Commitment Letter), calculation of the above covenants shall be made also based upon pro-forma financial statements (included in final public filings under relevant securities laws) for past four (or less, as applicable) quarters commencing on the second fiscal quarter of 2020 (in each case – as of the time the relevant pro-forma statements shall become available), taking into account the applicable period preceding completion of the Split (as defined in the Commitment Letter). For the avoidance of doubt, in the event that the period reported publicly is shorter than four quarters, the relevant numbers and calculations shall be certified by the Top Company’s CEO/CFO to the Bank as part of the Compliance Certificate (in Section 5.2 below).

Liquidity

2.3

Top Company shall maintain, on consolidated basis, an amount of unrestricted Cash and Cash Equivalents (including Cash/Cash Equivalents and short term investments) of at least US$25,000,000 (Twenty Five Million US Dollars). This covenant will be measured on a monthly basis.

“Initials appear here”

The covenants stated in paragraphs 2.1 – 2.3 above (“the Financial Covenants”) are based on current standards of accounting, accounting principles and accounting policy (“the Accounting Standards”) as reflected in the Top Company’s most recent Financial Reports (“the Latest Accounts”).

Different Accounting Standards other than those on the basis of which the Latest Accounts were prepared prior to the signing of this document, including, but not limited to the implementation of the US Generally Accepted Accounting Principles (US GAAP), or new or different accounting standards in Israel or abroad, changes in estimates, and/or accounting policies and also for the removal of doubt, due to any revision and/or update and/or addition and/or change in the applicable accounting standards (“the New Accounting Standards”) may affect the Financial Covenants.

Accordingly, the Top Company hereby agrees as follows:

If it becomes evident to either the Bank or Company, that there have been / are about to be changes in the Top Company’s Financial Reports as a result of the New Accounting Standards which shall or would reasonably be expected to have a significant impact on the calculation of the Financial Covenants, the Bank may, after consultation with the Company and Top Company in good faith, inform Top Company of changes that need to be made to the Financial Covenants (“the Amended Financial Covenants”), in order adapt them to such changes in the Financial Report, with the intent of adapting them according to the original financial purpose for which they were determined.

The Bank’s notice of the Amended Financial Covenants in accordance with the foregoing shall bind the Company and Top Company as from the date of delivery of the aforementioned notice, and this document shall be deemed to include, as from such date, the Amended Financial Covenants.

3	Undertaking not to Allow a Change of Control of the Company

We hereby declare that there will not be any change in the control of Company, directly or indirectly, or in the percentage of holdings (directly or indirectly) of Top Company in the share capital of and in the voting rights in the Company, as presented to the Bank that shall exists upon consummation of the Split, without the prior written consent of the Bank.

4	Undertaking Not to Merge

We undertake not to effect, not to undertake to effect and not to take any actions whatsoever to effect a merger of Company with another/other corporation(s) or split shares without receiving the Bank’s prior written consent thereto. For this purpose, the Company undertakes to provide the Bank with all information and documents needed by the Bank, at the Bank’s discretion, about the requested merger/split with respect to the requested merger, in order that the Bank may determine its position with respect to such merger/split.

“Initials appear here”

In this document, the expression “merger”, means - merger according to the eighth or ninth chapter of the Companies Law 5759-1999 and/or any action which results in the acquisition of the majority of the Company’s assets by a person or corporation, or any action which results in the acquisition of the Company’s shares granting the purchaser control of the Company and/or any action which results in the acquisition by the Company, directly or indirectly, of the majority of another corporation’s assets or of another corporation’s shares granting the Company control of such corporation, provided that the foregoing shall not apply in relation to an acquisition by Company of another corporation’s shares and/or assets (including by way of merger in which the Company is the surviving entity) in consideration for a purchase price below USD 60,000,000, provided, however, that the Company shall provide Bank with written notice prior to the consummation of any such acquisition.

5	Undertaking to Provide Financial Reports

We undertake to deliver to the Bank the following reports:

5.1

Until May 31st of each calendar year, annual Financial Reports of Top Company, on a consolidated basis, including inter alia, a balance sheet, a profit and loss statement, and a statement of cash flow for the previous year, and such other reports as may be required by any authority in respect of the 31st of January of the previous year, audited by a qualified external accountant.

5.2

No later than 90 days after the end of each quarter, quarterly consolidated Financial Reports of Top Company in respect of the immediately preceding quarter, reviewed by a qualified external accountant. The aforementioned reports shall be accompanied by a Compliance Certificate signed by the Top Company’s Chief Executive Officer/Chief Financial Officer/VP Finance, in the form attached hereto as Schedule A, confirming the compliance of Top Company with all of the Financial Covenants, which shall also include explanatory calculations as to how the Top Company complies with such Financial Covenants.

With respect to the reports set forth in Sections 5.1 and 5.2 above, it is hereby clarified that the Top Company shall be obliged to provide the said Financial Reports, whether or not they are obliged to provide them by law.

5.3

Until October 31st of each calendar year, (a) annual Financial Reports of the Company, on a solo basis, including inter alia, a balance sheet and a profit and loss statement for the previous year, and such other reports as may be required by any authority in respect of the 31st of January of the previous year, audited by a qualified external accountant; and (b) semi-annual report of the financial results of the Company in respect of the immediately preceding fiscal half-a-year, on a solo basis, signed by the Company’s Chief Executive Officer/Chief Financial Officer/VP Finance.

5.4

In addition to the aforementioned and subject to applicable law, the Company shall provide the Bank with any additional existing report, document or information and any clarifications thereto that may be requested by the Bank in good faith.

6	Undertaking to Provide Additional Reports

We undertake to exercise commercially reasonable efforts to furnish the Bank with copies of any permit, notice, report or other document that we are obliged to provide to the Registrar of Companies and/or the Securities Authority.

“Initials appear here”

7	Undertaking not to Issue Bearer Securities

We undertake not to issue bearer securities without the prior written consent of the Bank. We declare that, as at the date of execution of this document, the Company has not issued any bearer securities.

8	Undertakings toward third parties

We undertake to provide the Bank with reasonable advance written notice, of our intentions to undertake towards any third party whomsoever (including but without limitation, within the framework of an issuance of shares), obligations that limit or may reasonably limit in any manner whatsoever, our rights to create security obligations in favour of the Bank which are required or shall be from time to time required for the securing of existing and/or anticipated credit and/or banking services and/or under the Commitment Letter and/or the Other Services, and to provide you with the draft of said undertaking before it is finalized. We are aware that such undertakings towards third parties may cause termination or a reduction in credit frameworks under the Commitment Letter or the Other Services prior to their expiration and/or termination of an obligation to grant credit and/or banking services under the Commitment Letter or the Other Services, as were provided or may have been provided, and we hereby agree to such terms. The foregoing shall not apply to a negative pledge provided to Bank Hapoalim B.M. entered into as part of a credit facility that is provided to us by that bank in connection with the Split. In the event that we will wish to enter into any additional negative pledge(s) with third parties, we will inform you in advance and provide you with details regarding such intended negative pledge(s) (provided that the other provisions set out hereinabove in this paragraph shall not apply thereto).

We undertake to inform the Bank, in a reasonable amount of time in advance and in writing, of our intention to accept upon ourselves towards any third party, including, but not limited to, within the framework of a share issue, financial covenants the breach of which shall or may entitle such third party to require immediate repayment of our debts (“Third Party Financial Covenants”). In such a case, the Bank shall be authorized, subject to our consent after having negotiated in good faith, to notify us what are the required changes in the financial covenants given by us to the Bank (‘‘Amended Financial Covenants”), and at the Bank’s request such Amended Financial Covenants shall oblige us as from the delivery of the aforementioned notice.

9	Undertaking not to significantly change its type of business

We undertake that there shall occur no significant change in our type of business activities (including through companies controlled by us).

10	Undertaking to Notify the Bank regarding Events of Default and Legal Proceedings

We undertake to notify the Bank immediately upon becoming aware of the occurrence of any event which entitles the Bank to require immediate repayment of our debts under the Commitment Letter or the Other Services or any part thereof, whether under this document, the Commitment Letter or the General Terms of Operation of Account

“Initials appear here”

signed by the Company in favor of the Bank on                      (as amended only in relation to the CF and for the duration thereof by the GAT Amendment (as defined in the Commitment Letter), the “General Account Terms”) and any other document signed or to be signed between us and the Bank in relation to Other Services (“Breach Event”), and/or immediately upon becoming aware that a Breach Event is about to occur. Without derogating from the generality of the foregoing, we undertake to notify the Bank about any legal proceedings that have a value of over USD 5,000,000 (Five Million USD).

11	Extent of Undertaking

The aforesaid undertakings shall be in force so long as there are or will become due to the Bank by the Company any amounts whatsoever under any facilities covered by the Commitment Letter (namely the CF and Other Services as defined therein). Notwithstanding the foregoing, Section 2.2 above shall not apply once the CF is fully repaid and the CF is terminated.

In any event of failure to meet the Financial Covenants in whole or in part, or in event of breach of any of the undertakings herein provided by us in this document (subject to the cure period provided for such a breach under the Amended GAT (as defined in the Commitment Letter) (if provided)), the Bank shall, without prejudicing any other right of the Bank, be entitled but not obliged to declare our indebtedness and undertakings in connection with the Commitment Letter and the Other Services, in whole or in part, to be immediately due and payable as provided in the unamended General Terms of Operation of Account signed by the Company in favor of the Bank on                     .

It is hereby clarified that any failure by the Bank to exercise any remedies in connection with an existing breach of an undertaking or as a result of the non-fulfillment of one or more of our undertakings towards the Bank, whether such undertaking is included in this document or in another document, shall not constitute a waiver or cancellation by the Bank of its rights and/or as a justification or excuse to allow the continuation of the breach and/or as to the existence of any other breach or non-fulfillment of any other term or undertaking of ours as aforesaid.

For the avoidance of doubt, the forgoing shall not in any way derogate from our undertakings under any document signed or to be signed by us, nor shall the forgoing in any way diminish the rights of the Bank under any document signed or to be signed by us; provided, however, that if and to the extent a contradiction exists between the provisions hereof and any provision in any other document executed and/or to be executed by the Company or Top Company in favor of the Bank, including, without limitation, the General Account Terms, the provisions hereof shall prevail.

12	Additional Condition

The Company, parties having control in the Company, any entity which is or which shall be part of the Company’s group of companies and anyone on the Company’s or their behalf (all such persons/entities, collectively, in this sub-Section “Company”), shall not appear on any of the following Sanctions Lists:

“Initials appear here”

The list declared by the Israeli Ministry of Defense

a. The European Union

b. The United States of America (OFAC)

c. The United Nations

and/or if the Company is incorporated and/or shall incorporate in accordance with the laws of any country which appears on any of the above Sanctions Lists.

In the event that Company should appear on any of the above Sanctions Lists, this shall entitle the Bank not to grant Company any credit and/or to require immediate repayment of any credit granted to Company and/or to freeze or restrict activities in the Loan Account.

13	Termination of Prior Covenants

Upon the Commencement Date (as defined in the Commitment Letter) this letter of covenants shall enter into force and the Bank agrees to the termination of a letter of covenants provided by the Company dated on or about July 29, 2019, which is replaced by this letter of covenants as regards both the CF (for the duration of the CF) and the Other Services, subject to the provisions of the Commitment Letter.

Yours faithfully,
/s/ David Abadi /s/ Meir Talbi
(signature)
Cognyte Technologies Israel Ltd.

/s/ David Abadi /s/ Meir Talbi
(signature)
Cognyte Software Ltd.

Schedule C

Guarantee

Attached.

Name of Corporation          Cognyte Software Ltd.            Registration No.

Address:                                                                                           Zip Code:

To: Bank Leumi le-Israel B.M.	Date: 27/12/20

Re: Corporate Resolution

We are pleased to advise you that per a written resolution of the Board of Directors of Cogntye Software Ltd. (hereinafter “the Corporation”), a legal entity registered with the Registrar of Companies, under Registration No. 516196425, adopted on 27/12/20, the following Resolutions were passed:

(Clauses that are not relevant should be deleted)

1.	Receipt of a loan/credit

1.1.

To receive from Bank Leumi le-Israel B.M. (“the Bank”), a loan or credit to be provided to Cogntye Technologies Israel Ltd. (“Subsidiary”) in the amount of US$50,000,000 (Fifty Million US Dollars), on such terms to be agreed with the Bank, in addition to all other banking facilities that the Bank has granted and may grant the Subsidiary at any time.

There shall serve as security for the loan/credit all securities and collateral given or to be given, from time to time, to the Bank by or on behalf of the Subsidiary.

2.	Letter of Covenants

To issue a letter of covenants in favor of the Bank in the text annexed hereto and forming an integral part hereof in accordance with which the Corporation provides various undertakings, including, but not limited to, an undertaking in respect Financial Covenants, an undertaking not to allow a change in control of the Corporation, maintaining equity, an undertaking not to effect a merger, an undertaking to furnish to the Bank financial reports of the Corporation and additional reports, not to issue Bearer Securities, undertakings toward third parties, undertaking not to significantly change our type of business, all as more fully detailed in the letter.

3.	Undertakings

3.1	Negative Pledge Undertaking

It was resolved that the Corporation shall sign an undertaking towards the Bank, according to which, inter alia, the Corporation undertakes not to pledge, sell, transfer, nor undertake to pledge, sell or transfer any of its assets (except for sales and transfers in the ordinary course of business) in favour of any third party, without the Bank’s prior written consent.

4.	Guarantee

4.1

All resolutions and approvals required in accordance with the incorporation documents of the Corporation and by any law including those required in accordance Part Six of the Companies Law 5759 - 1999 for the transaction of signing a guarantee by the Corporation in favour of the Bank as security for the debts and obligations of Subsidiary towards the Bank, and same :

☐ In connection with a loan                      /credit facility                      /                      (“the Credit”) and same for the entire period that the Credit is granted and maintained.

☐ By way of a continuing guarantee in the amount of                  NIS.

☒ By way of a continuing guarantee unlimited in amount.

4.2	The guarantee shall be on terms and in the text agreed to or which shall be agreed to between the persons authorized to sign on behalf of the Corporation and the Bank, at their discretion.

4.3	That the aforesaid transaction is to the benefit of the Corporation and its duration is reasonable in the circumstances.

5.	Authorised Signatories

To confirm to the Bank that:

5.1

The persons authorised to operate the Corporation’s accounts at all times, are authorised to sign in the name of the Corporation the letter of covenants/Guarantees/Undertakings and Covenants documents in connection with the above resolutions, in the Bank’s customary form, together with all instruments and documents required in the opinion of the Bank in order to give effect to the guarantees/undertakings and covenants in connection with the above resolutions (“the Document” or “the Documents”).

5.2	**In addition to the provisions of paragraph 5.1 above, the following persons are authorised to individually/ sign the Documents on behalf of the Corporation:

Name	I.D. No.

Name	I.D. No.

Name	I.D. No.

(** If you intend to authorise additional signatories who are not the usual signatories of the Corporation, you must set out their details and the manner in which they will sign.)

1 Describe the debt to be secured by the guarantee

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6.

For the avoidance of doubt it is hereby clarified that if the date of the meeting is later than the date of the signing of any of the documents mentioned above or required hereunder, the resolutions relating the signing of such document shall be deemed to be resolutions ratifying the signing thereof.

7.

We hereby confirm that the above Resolutions were duly passed in accordance with the documents of incorporation of the Corporation. We hereby give the Bank the instructions and notices contained in the above Resolutions and request the Bank to act in accordance with such instructions and notices.

/s/ David Abadi	Yours faithfully, /s/ Meir Talbi
Director	Secretary

(*** If the Corporation is a Partnership-each of the Partners must signature Resolution.)

I, the undersigned, Ziv Levi, Advocate, of Cognyte Software Ltd. (“the Corporation”) hereby confirm that the written resolution of the Board of Directors dated 27/12/20, was duly adopted, and that the above Resolutions were duly passed in accordance with the documents of incorporation of the Corporation, and were signed by the director. I confirm that all resolutions, reports, disclosures and procedures required by Part Six of the Companies Law, 5759-1999, to the extent required, were complied with.

Furthermore, I hereby confirm that the Corporation has not created a first degree floating charge over its assets and has not created any prior pledges whatsoever which restrict the creation of the above Pledges or derogate from their priority as a first degree pledge.

Name:	Ziv Levi	Date:	27/12/20	Signature of Lawyer:	/s/ Ziv Levi

Clauses that are not relevant should be deleted

06.19	page 2 of 2	1. to branch 2. to customer	621-29

To: Cognyte Software Ltd. (Registration No. 516196425)	Date: 27/12/20 20

Name	I.D. / Registration No.
Cognyte Technologies Israel Ltd	512704867

(hereinafter jointly and severally (the “Debtors”)

Notice to Guarantor in respect of a Guarantee Unlimited in Amount

Re: Your Guarantee to Bank Leumi le-Israel B.M. to secure the debts of the Debtors

As you have agreed to give your guarantee in favour of Bank Leumi le-Israel B.M. (“the Bank”) for the debts of the Debtors, we draw your attention to the following: -

1.	Your guarantee relates to all amounts, of any kind whatsoever, due today or becoming due in the future to the Bank in any of its branches from the Debtors on account of:

a.	loans, overdrafts, credits and various banking services which the Debtors have received and/or shall receive from time to time from the Bank; and

b.	undertakings and guarantees, of whatever kind, signed/to be signed by the Debtors towards the Bank or in favour of the Bank from time to time; and

c.	bills signed, endorsed or guaranteed by the Debtors, delivered or to be delivered to the Bank by the Debtors or by any third parties from time to time;

d.	and in respect of any other indebtedness of the Debtors towards the Bank not included above.

Your guarantee to repay the amounts arising as aforesaid shall apply whether the abovementioned amounts, in whole or in part, are due or become due in the Debtors’ own name or in their business name or in any other name, whether due or becoming due from the Debtors solely or jointly with another or others, whether due now or in the future, whether due or becoming due on account of any contingent indebtedness (including undertakings of the Debtors in connection with bank guarantees, letters of indemnity, letters of credit and documentary credits) and whether due or becoming due as a result of any other indebtedness whatsoever, whether due or becoming due as a result of any indebtedness originating from banking activity/activities or orginating from any other source, whether or not the abovementioned amounts, in whole or in part, have crystalised by virtue of a judgment of a court or tribunal.

2.	The total liabilities of the Debtors towards the Bank, known on the 27 day of December 2020 amount to 61,071,000 NIS

This sum includes linkage differentials and exchange rate differentials calculated to the said date, but does not include liabilities in respect of interest, commissions and other expenses which in the course of regular bank practice have not yet been debited to the current account of the Debtors.

We wish to clarify that the details specified above do not include obligations of the Debtors not yet utilized, including an unutilized credit facility.

We wish to emphasize that the state of obligations specified above is likely to change and your guarantee shall also apply to the liabilities of the Debtors towards the Bank, as mentioned in Clause 1 above, which are created and increased after your signing the Guarantee.

/s/ Delia Pekelman	/s/ O. Steinberg /s/ Meir Talbi	/s/ David Abadi
4848	5031 Signature_x

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3.	Additional Information

☒	As at the date of this Notice, the Debtors owe debts to the Bank.

☐	The debts of the Debtors specified in this Notice include, inter alia, a loan/ credit* which replaces an existing debt of the Debtors to the Bank.

☒	As at the date of this letter, the Debtors are duly discharging their debts to the Bank.

☐	The Debtors have not paid their debts to the Bank.

☐	The Debtors are not paying their debts to the Bank.

☐	The Debtors are restricted customers.

☐	Your guarantee replaces the guarantee of a shareholder(s) of the Debtors.

☐	Your guarantee replaces the guarantee of a director(s) of the Debtors.

☐	Your guarantee replaces the guarantee of the spouse of a shareholder(s) of the Debtors.

☐	Your guarantee replaces the guarantee of the spouse of a director(s) of the Debtors.

☒	There are no additional guarantors for the amounts specified in Clause 1 above and your proportionate liability for the payment of the aforesaid amounts is 100%.

☐	In addition to the above, the Debtors are also liable to us in respect of guarantees which they have signed in favour of the Bank to secure the debts of third parties.

Any alternative not marked in this clause is ineffective and only the marked alternative is valid.

		Yours faithfully,

/s/ Delia Pekelman	/s/ O. Steinberg	Bank Leumi le-lsrael B.M. 864 Branch
4848	5031

I, the undersigned, confirm that my signature on this document constitutes my confirmation that I have received a copy of this document.

Guarantor’s Name: Cognyte Software Ltd.	Date 27/12/20	Signature _ x	/s/ Meir Talbi /s/ David Abadi

12.15	page 1 of 2	1. to Branch 2. to Guarantor	608-07

Date: 27/12/20

Names of Guarantors:

Name	I.D No./ Reg .No.	Sex	Date of Birth/ Incorporation	Address
Cognyte Software Ltd.	51-619642-5		21.05.2020	3 Maskit Street, Herzliya 4673333, Israel

(Hereinafter: “The Guarantors”)

Names of Debtors:

Name	I.D No./ Registration No.	Address
Cognyte Technologies Israel Ltd.	51-270486-7	3 Maskit Street, Herzliya 4673333, Israel

(Hereinafter: “The Debtors”)

CONTINUING GUARANTEE WITHOUT LIMITATION IN AMOUNT

To:

Bank Leumi Le-Israel B.M

                     Branch

1.	The Guarantee and the Secured Sums

The undersigned (hereinafter “the Guarantors”), jointly and severally, hereby guarantee to Bank Leumi Le-Israel B.M (Hereinafter “the Bank”) the full and punctual payment of all sums due or to become due or liable to become due to the Bank from the Debtors on account of the Secured Sums (as defined below), and by virtue of this Guarantee the Guarantors hereby undertake to pay to the Bank, forthwith upon its first demand, every amount of the Secured Sums.

For the purpose of this Guarantee, the expression “Secured Sums” shall mean all amounts whether in Israeli currency or in foreign currency or the countervalue of foreign currency – principal, any interest whatsoever, linkage differentials or exchange rate differentials, if any, resulting from the linkage of principal and interest or of either of them to any rate of exchange whatsoever or to the Consumer Price Index or to any other index, commissions, bank charges and expenses of any kind whatsoever- due or to become due or liable to become due to the Bank from the Debtors on account of, in respect of or in connection with that certain commitment letter dated 27/12/20 by and between the Debtors and the Bank as amended, replaced or extended from time to time in accordance with its terms including but not limited to Other Services as defined therein (the “Credit Facility”) as well as:

a.	Loans, overdrafts, credits and banking services of whatever kind;

b.	Undertakings and guarantees of whatever kind of the Debtors towards or in favor of the Bank;

and in respect of or in connection with every other indebtedness/liability of whatever kind, pursuant to the Credit Facility, whether such amounts, in whole or in part, are due or shall become due from the Debtors in the Debtors’ own names or in their business name or in any other name, whether such amounts are due or shall become due from the Debtors solely or together with other(s) whether the date for payment has arrived or whether such date is in the future, whether due or to become due on account of any contingent indebtedness (including any undertaking of the Debtors in connection with bank guarantees, letters of indemnity, letters of credit and documentary credits) or on account of any other indebtedness whatsoever, whether due or to become due from any banking activity/ies or otherwise, whether such amounts, in whole or in part, have crystallized by virtue of the judgment of a court or tribunal or not.

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2.	Demands for Payment

a.

The Bank shall be entitled, at its option exercised in good faith, to demand payment of the Secured Sums from the Guarantors by one or more demands, without first being obliged to demand payment thereof from the Debtors.

b.

Each amount which the Guarantors shall be required to pay to the Bank by virtue of this Guarantee and which shall not be paid to the Bank within 7 (seven) days of the date of its written demand therefor shall, for the period commencing from the date of the Bank’s aforesaid demand until the date of actual payment, bear Interest at the Maximum Rate, as defined in Clause 22 (b) below, or shall bear linkage differentials to the CPI and/or the foreign currency and/or exchange rate differentials together with Interest at the Maximum Rate, as defined in clause 22 (b), below which interest is itself linked as aforesaid; all provided that in any event the Bank shall not be entitled to and shall not collect an amount exceeding the Secured Sums.

c.

Each amount due or to become due to the Bank from the Debtors on account of the Secured Sums in or in respect of foreign currency shall be paid by the Guarantors to the Bank (if they are required to pay the same) by paying the counter value thereof in Israeli currency calculated according to the Customary Rate at the Bank prevailing at the date of actual payment; save that the Bank shall be entitled to demand payment from the Guarantors, in whole or in part, in the relevant foreign currency, provided, however, that any amounts paid to the Bank in US dollars with respect to any Secured Sums which were borrowed in US dollars shall be repaid in US dollars, unless prevented by law.

3.	Validity of the Guarantee

a.

This Guarantee and all the Bank’s rights thereunder shall be in addition to, and independent of, all other collateral and securities which the Bank has already received or shall hereafter receive from or for the Debtors and shall not affect or be affected by the same; and this Guarantee shall serve as a continuing guarantee binding upon the Guarantors (and their successors, including heirs, executors, administrators, receivers and liquidators) and shall continue to remain in full force and effect until the Bank shall confirm to the Guarantors in writing that their liability under this Guarantee has been terminated even if at any time prior to such confirmation there shall exist no indebtedness/liability whatsoever of the Debtors to the Bank. Once the Credit Facility shall have been terminated in accordance with its terms, the Guarantor may request the Bank to terminate this Guarantee.

For the avoidance of doubt, it is hereby declared that where the Bank has sent or shall send to the Guarantors or to any one or more of them reminder(s) concerning the existence of this Guarantee, such fact shall not be deemed to impose an obligation on the Bank to send such reminder(s) and the omission by the Bank to send such reminder(s) shall not be interpreted as confirmation by the Bank of the termination of the liability of the Guarantors as aforesaid.

b.

Each one of the Guarantors or – in the event of death, lack of capacity, bankruptcy or liquidation- his successors, shall be entitled to terminate his guarantee hereunder by the giving of at least 30 (thirty) days prior notice in writing to the Bank provided always that such notice of termination as aforesaid shall not in any manner prejudice the liability of the remaining Guarantors who signed this Guarantee (who shall continue to be Guarantors as if this Guarantee had been signed, at the outset, by them alone) and provided further that such notice of termination as aforesaid shall not affect the liability of the giver of such notice for the payment of Secured Sums existing at the time of termination (whether or not the same be then due for payment) and for the payment of Secured Sums to become due to the Bank from the Debtors on account of, for or in connection with indebtedness/liabilities which shall be created up to a period expiring 30 (thirty) days from the date on which the Bank shall have received such notice of termination (whether or not the same be then due for payment).

c.

Subject to sub-clauses (a) and (b) above, this Guarantee shall also apply to each amount on account of the Secured Sums due or to become due to the Bank on account of, for or in connection with, any indebtedness/liabilities under the Credit Facility -

1.

Created after death or the commencement of bankruptcy or liquidation proceedings of the Debtors (but prior to the Bank having been notified of such death or the commencement of bankruptcy or liquidation proceedings);

2.

Created after the Bank shall have demanded from the Guarantors or from any one or more of them discharge of the Secured Sums, in whole or in part, or after the Guarantors or any one or more of them shall have paid the Bank the balance of the Secured Sums outstanding at the time of such payment.

4.	Termination of the Guarantee

Where any Guarantor shall have given notice terminating his guarantee as mentioned in Clause 3 (b) above, the Bank, notwithstanding such notice of termination, shall be entitled (but not obliged) to enable the Debtors to continue to operate each of their accounts at the Bank (and even to continue to grant the Debtors credits or overdrafts in such accounts as aforesaid) and the liability of such Guarantor shall continue to subsist, as mentioned in Clause 3 (b) above, with regard to any debit balances on such accounts as aforesaid (and with regard to other Secured Sums) disregarding any debit or credit entries effected in such accounts after receipt of such notice of termination.

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5.	Change in the Debtors

If the Debtors or any one or more of them shall be an unincorporated body such as an unregistered partnership, joint accountholders or a committee and there shall occur a change in his or its name, composition, or constitution whether as a result of death, retirement, addition of new partners or members or for any other reason whatsoever, this Guarantee shall serve as a continuing guarantee also for indebtedness/liabilities which shall be created after such change.

6.	Various Arrangements

The Bank shall be entitled at all times, in its sole discretion, and without being obliged to notify the Guarantors thereof to (subject to applicable law):-

a.	Increase, renew, reduce, cease (and to change in any other manner the conditions of) any loan, overdraft or credit and any other banking service given or to be given by the Bank to the Debtors;

b.	Grant to the Debtors or to any one or more of them or to any one or more of the Guarantors or to another or others extension of time or any similar or other indulgence;

c.	Compromise, waive or come to any other arrangement of whatsoever kind with the Debtors or with any one or more of them or with any one or more of the Guarantors or with another or others;

d.

Exchange, renew, vary, amend, cancel, release or desist from realizing or enforcing any collateral or securities which the Bank has received or shall receive, or any rights which have been or will be created in favour of the Bank, as security for the whole or part of the Secured Sums-

the doing of any of the above acts by the Bank or the omission on the part of the Bank to effect the same shall not prejudice, cancel or affect in any manner the Guarantors’ liability under this Guarantee.

7.	Defect in the Guaranteed Debt

The validity of this Guarantee shall not be prejudiced and the liability of the Guarantors shall not be affected, in consequence or as a result of the fact that the Bank has not received or shall not receive, as security for the discharge, in whole or in part, of the Secured Sums, any collateral or securities whatsoever or in consequence or as a result of lack of validity, incapacity, defect or irregularity in such collateral or securities (if in fact the Bank has received or shall receive such collateral or securities) or with respect to any indebtedness/liability whatsoever of the Debtors to the Bank (excluding cases in which at the time of signature by the Guarantors, the Bank knew or should have known, by reasonable means at its disposal, of defects in the debit/obligation of the Debtors to the Bank and the Guarantors did not know of such defects) or in any other document signed or to be signed by the Debtors or by any one or more of them or by other(s) for or in connection with the Secured Sums or any part thereof or in consequence or as a result of any claim of prescription, lack of legal capacity or lack of power of the Debtors or of any one or more of them or of any one or more of the Guarantors; and whenever for whatever reason the Bank shall not be entitled to claim the payment of the Secured Sums or any part thereof from the Guarantors on the footing of their guarantee the Guarantors shall nevertheless remain liable to pay the Secured Sums to the Bank as principal debtors.

8.	Waiver of Indemnity and Collateral

Payment to the Bank of the Secured Sums or any part thereof shall not give the Guarantors the right to receive from the Bank any collateral or securities whatsoever, even if the Bank shall have received or shall receive the same as security for the whole or part of the Secured Sums and the Guarantors hereby waive in advance any right to receive such collateral or securities as aforesaid.

9.

(a) Save where the Bank shall have given its prior written consent thereto or shall have confirmed in writing that their liability under this Guarantee shall have been terminated, the Guarantors shall not be entitled to demand from the Debtors (even by way of counterclaim or set-off) or take any other steps against the Debtors whatsoever or to file proof of debt with trustees or liquidators of the Debtors for or in connection with the whole or part of the Secured Sums which the Guarantors shall have paid or shall be required to pay or may be required to pay to the Bank.

(b) The Guarantors hereby warrant that they have not received from the Debtors (or from any one or more of them) any collateral in connection with this Guarantee; and they hereby undertake not to receive any such collateral without the prior written consent of the Bank thereto.

10.	Sums Received

Any payment which the Bank shall receive from the Guarantors or from any one or more of them pursuant to this Guarantee may be placed by the Bank to the credit of a suspense account for a period which the Bank shall consider appropriate, without the Bank being obliged to utilize such payment, in whole or in part, in reduction of the Secured Sums (provided that such payments shall be deemed reducing the Secured Sums for purpose of accrual of interest); and where bankruptcy, liquidation or other similar proceedings shall be taken against the Debtors or any of them, the Bank shall be entitled to claim, demand, file proof of debt, agree to receive any dividend or to compromise with respect to the Secured Sums or any part thereof as if this Guarantee had not been given and as if the Bank had not received from the Guarantor(s) any payment whatsoever.

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11.

Where any payment from whatever source received or to be received by the Bank on account of the Secured Sums or any collateral or security whatsoever furnished or to be furnished to the Bank by the Debtors, by the Guarantors, by any one or more of them or by any third party’ for them shall be deemed to be void pursuant to the provisions of any law whatsoever relating to bankruptcy or liquidation in force at that time and thereafter it shall become apparent that, in reliance on such payment, collateral or security aforesaid, the Bank has confirmed that the liability of the Guarantors or of any one or more of them under this Guarantee has been terminated or the Bank has entered into any other arrangement with the Guarantors or any one or more of them, then the Guarantors shall continue to guarantee to the Bank the payment of the Secured Sums as if such confirmation or arrangement aforesaid had never been given or entered into.

12.	Right of lien

(a)

The Bank shall have a right of lien over all the Amounts and Assets Due to the Guarantors by the Bank (as such term is defined in this Clause below) and the Bank may at any time, without being obliged to notify the Guarantors thereof in advance, detain them until the discharge of all the Secured Sums, whilst maintaining a reasonable ratio between the Amounts and Assets Due to the Guarantors by the Bank that are detained as aforesaid, and the Secured Sums. In respect of those parts of the Secured Sums whose payment date has not yet occurred, the Bank shall be entitled to act in accordance with the foregoing, if it has a reasonable concern that such amounts will not be paid to the Bank in full and on time.

(b)

In addition to the aforesaid, if an attachment is imposed over any amount and/or any asset of the Amounts and Assets Due to the Guarantors by the Bank - the Bank shall have a right of lien in respect of the said amount and/or asset, as the case may be, until the said attachment’s removal; provided that the right of lien pursuant to this sub-clause shall only apply to the Amounts and Assets Due to the Guarantors by the Bank in an overall amount and/or value not exceeding the undischarged balance of the Secured Sums from time to time.

(c)

In the cases set forth in Clauses 12(a) and 12(b) above, the Guarantors shall not be entitled to withdraw the Amounts and Assets Due to the Guarantors from the Bank or any part thereof or to act therein or in relation thereto in any other manner without the Bank’s consent, and the Bank may prevent the Guarantors from effecting any disposition therein.

(d)	The Bank shall notify the Guarantors of its exercise of any of its rights according to this Clause following such exercise.

(e)

For the purpose of this Clause “the Amounts and Assets Due to the Guarantors from the Bank” shall mean all monies, in Israeli currency or in foreign currency, due or that shall be due to the Guarantors from the Bank in any account and/or deposit of the Guarantors at the Bank and/or in any way or on any cause, and over all the bills, securities, bills of lading, documents, moveable property and other assets of whatsoever type of the Guarantors (whether the Guarantors have given or shall give them to the Bank or any third party has given or shall give them to the Bank for them for collection, collateral or safekeeping and/or for any other purpose) and over their proceeds, including over the rights of the Guarantors in connection with all the aforesaid.

13.	Right of set-off

Furthermore, without prejudice to the Bank’s right of lien aforementioned, whenever the Guarantors shall be demanded to pay to the Bank any amount becoming due to it from them under this Guarantee then, from such time:

a.	The Bank may (but is not obliged) at any time, without being obliged to further notify the Guarantors thereof in advance:

i.

to set off any Amount Due to the Bank from the Guarantors (as such term is defined in this Clause below) from the Amounts Due to the Guarantors from the Bank even prior to the payment date of the Amounts Due to the Guarantors from the Bank as aforesaid, against which the set off is effected;

ii.

to purchase any amount in foreign currency required for the purpose of discharging any Amount Due to the Bank from the Guarantors or sell any foreign currency standing to the credit of the Guarantors at the Bank, and use the sale proceeds for the discharge of any Amount Due to the Bank from the Guarantors or, as the case may be, for the purchase of another foreign currency required for the discharge of the Amount Due to the Bank from the Guarantors;

iii.

to debit any account and deposit of the Guarantors at the Bank, whether or not mentioned herein, in any amount from the Amount Due to the Bank from the Guarantors, and if the aforesaid amounts or some of them are in respect of foreign currency credit - debit any account and deposit as aforesaid of the Guarantors maintained in such currency, or any account of the Guarantors maintained in Israeli currency or in another foreign currency in the counter-value thereof (in Israeli currency or in the other foreign currency) in accordance with the Bank’s customary rate on the date of debiting the account as aforesaid.

b.	Notwithstanding the provisions of Clause 13.a above, in the following cases the Bank may effect the set-off subject to giving prior notice to the Guarantors:

i.	in the event of the set-off of Amounts Due to the Guarantors from the Bank the date for payment whereof is not yet due;

ii.	in the event of the set-off of a fixed deposit which, but for the set-off, would be extended or renewed automatically, such that certain rights or benefits would have derived to the Guarantors.

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Notwithstanding the aforesaid, if the delay in effecting the set-off might adversely affect the Bank’s position or prejudice any of its rights - the set-off shall be effected immediately. Furthermore, if notice has been sent and during the period specified therein there is an attachment, notice of receivership of, the Guarantors’ assets or a similar incident - the set-off shall be effected immediately.

c.

Any purchase or sale as set forth in Clause 13.a.ii above shall be effected (if effected) at the Bank’s customary rate, from amounts in Israeli currency or from amounts in foreign currency, as the case may be, standing to the Guarantors’ credit at the Bank or received from the realization of any collateral given to the Bank by or for the Guarantors.

d.

Any debit as set forth in Clause 13.a.iii above and any debit mentioned below shall be effected (if effected) in an existing account or deposit or in an account or deposit to be opened for such purpose by the Bank in the Guarantors’ name, whether the account or deposit to be debited has a credit balance or a debit balance or goes into a debit balance as a result of being debited as aforesaid; and the debit balance (if any) in the account or deposit debited as aforesaid shall bear Interest at the Maximum Rate. However, if as a result of any debit in respect of foreign currency as aforesaid or as set forth below, any account goes into a debit balance or the debit balance therein increases, then, if the said account is managed in Israeli currency, the Bank may, at any time, credit the account and debit in the counter-value thereof any account or deposit of the Guarantors in the relevant foreign currency at the Bank’s customary rate on the date of debiting the account or deposit in foreign currency as aforesaid; and if the said account is maintained in foreign currency, the Bank may, at any time, credit the account and debit in the counter-value thereof any account or deposit of the Guarantors in Israeli currency at the Bank’s customary rate on the date of debiting the account as aforesaid.

e.

Where the Bank exercises rights of set-off as aforesaid prior to the payment date of any amount from the Amounts Due to Guarantors from the Bank, in the Guarantors’ deposits at the Bank, there may be changes to the Guarantors’ detriment concerning their rights in respect of or in connection with the said amount (for example with regard to interest rates, linkage, exchange rate differentials, rights to bonuses or loans, an exemption from or reduction in income tax and deductions at source) and the Bank may deduct from said amounts commissions, expenses and payments customarily charged by the Bank on the breaking of any kind of deposits including, savings, Israeli currency deposits and foreign currency deposits by the Guarantors.

f.	For the purpose of this Clause the following expressions shall bear the meanings set forth alongside them:

“the Amounts Due to the Guarantors from the Bank” — all monies, in Israeli currency or in foreign currency, due or that shall be due to the Guarantors, subject to any law, from the Bank, in any account and/or deposit of the Guarantors at the Bank and/or in any way or on any cause.

“the Amounts Due to the Bank from the Guarantors” shall mean all monies, in Israeli currency or in foreign currency, due to the Bank from the Guarantors on the day of the set off in any account and/or in any way or on any cause notwithstanding amounts that their payment date has occurred due to a demand for immediate repayment and/or acceleration of repayment under law and/or according to an agreement with the Guarantors.

14.	Exemption from Duties of a Holder of a Bill

The Guarantors hereby release the Bank – in respect of any Bill signed or endorsed by the Guarantors — from all duties of a holder (for example presentation for acceptance or payment, protest or giving notice of non — acceptance or dishonour).

15.	Legal Proceedings

Without prejudice to the provisions of Clause 2 (b) above, whenever proceedings shall be instituted by the Bank against the Guarantors for payment of whatsoever sum due or to become due from the Guarantors to the Bank under this Guarantee, the Bank shall be entitled to claim, for the period commencing on the day of the institution of such proceedings until actual payment thereof in full, Interest at the Maximum Rate as defined in Clause 22 (b) below or linkage differentials and/or rate differentials and under any law, any such interest, including when linked as aforesaid, and such interest accruing due every month or for such other period as is customary in the Bank from time to time, shall be capitalized and shall itself bear Interest at the Maximum Rate; if the Bank should claim interest at the rate aforesaid, the Guarantors hereby agree to the competent judicial authorities adjudicating against them such interest as aforesaid; all—provided that in any event the Bank shall not collect an amount exceeding the Secured Sums.

16.	Expenses

All reasonable expenses due or to become due to the Bank from the Debtors in connection with the Secured Sums, and all reasonable expenses incurred by the Bank in connection with this Guarantee and with the exercise of rights thereunder and in connection with the recovery of the Secured Sums, including fees of the Bank’s lawyers—shall be borne by the Guarantors and shall be paid to the Bank upon its first written demand. The abovementioned expenses shall bear Interest at the Maximum Rate with respect to the period commencing on the date incurred by the Bank until payment by the Guarantors. The advocates’ professional fees shall be as determined in a judgment or decision of a court and in the case of execution proceedings, if advocates’ professional fees are not noted, the minimum fees prescribed by virtue of section 81 of the Chamber of Advocates Law, 5721-1961 shall apply, and in any other case - as agreed between the Bank and the Guarantors.

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17.	Books of the Bank and Certificate of the Bank

a.	All the Entries in the Books of the Bank, a copy of such Entries, or the last page of such Entries will serve as admissible evidence in order to prove the correctness thereof.

b.

The Guarantors shall examine each copy statement of account, notice and letter sent or delivered to them in any manner by the Bank, or through any automatic machine or computer terminal, and shall furnish the Bank with their observations (if any) thereon, in writing, within 60 (sixty) days of the date of their being sent or given by the Bank, and copies of any account, notice or letter sent to the Guarantors through any automatic machine or computer terminal shall be deemed to have been delivered to the Guarantors by the Bank.

c.

The Bank’s certificate in writing concerning the interest rates, Interest at the Maximum Rate, the Bank’s customary rate or the Bank’s commissions for the period or periods to which such certificate relates—shall serve as prima facie proof of that stated therein.

18.	Waivers and or compromises

(a)	No waiver by the Bank or compromise shall bind the Bank, unless made in writing.

(b)

A waiver by the Bank in favour of the Guarantors of a prior breach or non-observance of one or more of their obligations under this Guarantee in favour of the Bank shall not be deemed to be a justification or excuse for a further breach or non-observance of any condition or undertaking as aforesaid; and the forbearance of the Bank from the exercise of any right granted to it under this Guarantee or by law shall not be construed as a waiver of such right.

19.	Address and Notices

The Guarantor’s mailing address, including for the service of legal process is as mentioned above, or any other address in Israel which the Guarantors notify the Bank in writing thereof.

With the Bank’s consent, the Guarantors may also give the Bank, as a mailing address, their e-mail address, which shall be deemed the Guarantors’ address for all intents and purposes.

All notices, demands, copy statements of account or any other document of whatsoever kind (including any negotiable instrument) may be sent or delivered by the Bank to any of the Guarantors by ordinary mail or by any other method it may select. Any such document sent by the Bank to the Guarantors by ordinary mail at their address aforementioned, shall be deemed to have been received by the Guarantors within 3 business days after the date of its dispatch. A written certificate from the Bank attesting to the fact and time of dispatch or delivery as aforementioned shall serve as prima facie proof against the Guarantors of the time, dispatch or deliver) therein mentioned.

20.	Governing law

This Guarantee shall be governed by and interpreted in accordance with, the laws of the State of Israel.

21.	Place of Jurisdiction

The Bank and the Guarantors hereby agree that the exclusive place of jurisdiction for all purposes of this document shall be the Court in the city nearest to the branch in which the relevant Account of the Debtors is operated, amongst the following: Jerusalem, Tel Aviv, Haifa, Beer Sheva, Nazareth or Eilat, or, at the plaintiffs’s election, the court nearest to the branch in which the Account of the Debtors is operated.

22.	Definitions

In this Guarantee, the following expressions shall bear the meanings set forth alongside them, unless another meaning is attributed to them in the relevant clause:-

a.

“Consumer Price Index” or “CPI” — the index known as the “Consumer Price Index” including fruit and vegetables, published by the Central Bureau of Statistics, including such index even if published by any other official institute or body, and also any other official index which shall replace it, whether or not based on the same data as those upon which the existing index is based. If it shall be replaced by another index which shall be published by an official institute or body as aforesaid and such institute or body does not determine the relationship between it and the replaced index, then the Central Bureau of Statistics shall determine this relationship, and if not so determined as aforesaid, then the Bank will determine in consultation with economic experts chosen by it the relationship between the said index and the replaced index;

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b.

“maximum interest” or “interest at the maximum rate” - the highest interest rate prevailing at the Bank, from time to time, including the rate of the supplement for arrears, in respect of debit balances in checking accounts/debit accounts, credit accounts or foreign currency accounts (in accordance with the type of account and the case), exceeding the credit line and/or balance not paid to the Bank on time, however not higher than the interest permitted under any law at the relevant time. Such interest accruing due every month or for the duration of any other period as shall be customary in the Bank from time to time shall be capitalized and shall itself bear interest at the Maximum Rate.

c.	“the Bank’s customary rate” - the “Bank Leumi Rate” as defined below.

d.

“Bank Leumi Rate”, with respect to any sale of foreign currency by the Guarantors or the credit of the Guarantors’ account in Israeli currency in the counter-value of the foreign currency - the rate for transfers and cheques, or of banknotes, as the case may be, to be determined by the Bank on the relevant date as the “Bank Leumi Rate”, at which the Bank purchases the relevant foreign currency from its customers in exchange for Israeli currency; and with respect to any purchase of foreign currency by the Guarantors or debiting of the Guarantors’ account in Israeli currency in the counter-value of the foreign currency - it means the rate for transfers and cheques, or of banknotes, as the case may be, to be determined by the Bank on the relevant date as the “Bank Leumi Rate”, at which the Bank sells the relevant foreign currency to its customers in exchange for Israeli currency. Exchange rate commission and all taxes, levies, compulsory or other payments and the like shall apply to any such purchase or sale.

e.	“Bill”- every promissory’ note, bill of exchange, cheque, drawing and payment order and every negotiable instrument of whatsoever kind;

f.

“Books of the Bank” - shall be construed so as to include also any book, register, statement of account or deposit, loan agreement, letter of undertaking. Bill signed by the Guarantors or the Debtors, card index, ledger sheet, spool, any means of data storage for purposes of electronic computers and any other means for the storage of data made during the Bank’s ordinary course of business.

g.

“Entries” - shall be construed so as to include also any entry or copy thereof, whether recorded or copies in handwriting or by typewriter, and whether recorded or copies by any method of printing, duplication or photography (including microfilm or microfiche) or by means of any mechanical, manual, magnetic, optic, electrical or electronic machine or by means of electronic computer recording or any other method of recording or presenting words or figures or any other symbols whatsoever customary in banks;

h.	“the Bank” - shall include each and every one of the Bank’s branches or offices, whether in Israel or abroad.

i.

“Securities” shall be construed so as to include (in addition to its ordinary meaning) also rights, options, gold and coins, foreign securities and other assets (whether tangible or intangible), records of which are or will be maintained at the Bank within the framework of deposits of the same type as the deposit scope of an Account or Deposit and every right and benefit (financial or otherwise) attaching to or for the Securities.

23.	The Guarantee Document

(a) The Guarantors shall not be entitled to receive this document - but only a copy thereof – unless and until the Secured Sums are discharged in full to the Bank or until the Bank shall confirm to them in writing that their liability under this Guarantee has been terminated.

(b)	This Guarantee is an additional guarantee and does not replace any guarantee whatsoever and/or any security given by the Guarantors or any of them in favour of the Bank in respect of the Debtors.

24.	Status of the signatories to this document

(a) The provisions of this document shall bind all the signatories hereto, even if one or more of those who should have signed it did not do so.

(b) All references to the Debtors - shall be deemed to refer to the Debtors jointly, to several of them and to each one of them severally.

25.	Signature by a Sole Guarantor

If this Guarantee is signed by a sole Guarantor, every reference herein shall be deemed, in so far as it refers to the Guarantors, to have been written in the singular, if this Guarantee refers to a sole Debtor, every reference herein shall be deemed, in so far as it refers to the Debtors, to have been written in the singular.

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26.	Signature by Several Guarantors

Each right granted or to be granted to the Bank against the Guarantors under this Guarantee, shall be deemed to be granted to the Bank against the Guarantors jointly, against several of them and against each one of them severally.

27.	Stamp Duty

All expenses in connection with the stamping of this document shall be borne by the Guarantors, if and insofar as applicable, and the Guarantors hereby undertake to pay the Bank forthwith upon its first demand all such expenses.

28.	Verification of Information and Keeping of Guarantors’ Particulars

The Guarantors hereby authorise the Bank to confirm the data and the particulars, which they have delivered or shall deliver to the Bank, with the bank in which their accounts are maintained, and to receive such information about them as shall be required by the Bank.

The particulars and data delivered and/or to be delivered to the Bank will be held, in whole or in part, in data banks maintained by the Bank or by other entities on behalf of the Bank, who deal with the technical side only of handling such data for the Bank and same for the purpose of making decisions by the Bank concerning the granting of loans, credits and other banking services to the Debtors or the continuation of their granting and the scope thereof, all in accordance with applicable law.

29.	Headings

The headings to the clauses herein contained are for ease of reference only, and are not to be taken into account in the interpretation of the terms of this document.

30.	Date of the Guarantee

The date of this Guarantee shall be the last date on which all of the Guarantors shall have signed this document.

31.	Scope of Obligation

It is hereby clarified that, the obligation of the Guarantors in accordance with this document is broader than the normal obligation of a guarantor in accordance with the Guarantee Law, 5727-1967.

32.	Right to Debit Account

Without derogating from the terms of this document, it is clarified, for the avoidance of doubt that the Bank shall be entitled to debit any account maintained by the Guarantors in the Bank or which shall be opened by the Bank for this purpose in the name of the Guarantors whether in Israeli currency or in foreign currency, in any amount that is due and/or shall become due to the Bank from the Guarantors, and same on the date that the Guarantors are obligated to pay it. The Bank is entitled to do so whether the account has a credit balance or debit balance or goes into a debit balance as a result of the said debit. The debit balance that shall exist, if any, in the account that shall be debited as aforesaid shall bear Interest at the Maximum Rate.

Name of Guarantor	I.D. No.	No. of Guarantors	Guarantor’s Portion in the Secured Sums	Signature of Guarantor	Date	Confirmation of signature and identity of Guarantor
Cognyte Software Ltd.	51-619642-5	1	100%	/s/ David Abadi	27/12/20	/s/ Lior Davidovich, Adv.
				/s/ Meir Talbi		45923
			100% 100%

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